Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Regis Corporation.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 13, 2024.

Torch BRC, LP

By:	/s/ James Grosfeld
Name:	James Grosfeld
Title:	Manager Springhill Investments LLC, the General Partner

Springhill Investments, LLC

By:	/s/ James Grosfeld
Name:	James Grosfeld
Title:	Manager

James Grosfeld Trust under Agreement dated December 16, 1988, as amended

By:	/s/ James Grosfeld
Name:	James Grosfeld
Title:	Trustee

James Grosfeld

By:	/s/ James Grosfeld
James Grosfeld